Exhibit 10.21
Name
Address
City, State
Dear Name:
This letter clarifies the definition of “Good Reason” for purposes of the Change of Control Agreement between you and Dole Food Company, Inc. by replacing clause (g) of the definition of “Good Reason” in Appendix I of your Agreement with the following:
“(g) The failure of Dole or any successor to continue in effect any equity-based or non-equity based incentive compensation plan (whether annual or long-term) in effect immediately prior to the Change of Control Date, or a non de minimis reduction, in the aggregate, in your participation in any such plans (based upon (1) in the case of equity based plans, the average grant date fair value of your awards under such plans over the three years preceding the Change of Control Date (or such lesser period following the Dole’s initial public offering that you were employed by Dole or any successor) or (2) in the case of non-equity based plans, your target award under such plans for the performance period in which the Change of Control Date occurs), unless you are afforded the opportunity to participate in an alternative incentive compensation plan of reasonably equivalent value; provided that a reduction in the aggregate value of your participation in any such plans of not more than 5% in connection with across-the-board reductions or modifications affecting all executives with Change of Control Agreements containing terms substantially identical to your Agreement shall not constitute Good Reason (all determinations under this clause (g) shall be made in good faith by the corporate compensation and benefits committee of the board of directors of Dole or any successor in its sole discretion); or
(h) Any reduction in the aggregate value of benefits provided to you, as in effect on the Change of Control Date; provided that a reduction in the aggregate value of benefits of not more than 5% in connection with across-the-board reductions or modifications affecting all executives with Change of Control Agreements containing terms substantially identical to your Agreement shall not constitute Good Reason. All determinations under this clause (h) shall be made in good faith by the corporate compensation and benefits committee of the board of directors of Dole or any successor in its sole discretion. As used herein, “benefits” shall include all deferred compensation, retirement, pension, health, medical, dental, disability, insurance, automobile, and similar benefits.”
Sincerely,
DOLE FOOD COMPANY, INC.
Title:
Agreed and Accepted:
                          Date:

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